Exhibit 99.1

FOR RELEASE: Thursday, June 26, 2003 at 1:01 p.m. Pacific

Media Contact:	Chuck DeVore Vice President, Communications (949) 975-1550

SM&A Increases Revenue Growth Expectations

~ Anticipates Second Quarter 2003 Revenue Growth of 32% ~

~ Increases Full Year 2003 Revenue Growth Expectations to a Range of 33-35% ~

Newport Beach, Calif., June 26, 2003 — SM&A (Nasdaq: WINS) today updated second quarter and full-year revenue growth expectations. The Company anticipates that revenue in the second quarter of 2003 will be approximately 32% greater than the same period a year ago. Additionally, SM&A increased full-year revenue growth expectations to a range of 33-35%, up from the previous estimate of 25%. SM&A is the world’s leading provider of proposal management and consulting services and a leading provider of high-value program support services.

SM&A Chairman and CEO, Steven Myers, said, “During last week’s Paris Air Show, a biennial event attended by every major aerospace company in the world, we had the opportunity to meet with many of our clients. Most discussions reinforced our convictions that there is an increasing shortage of high-value systems engineers and project managers at a time when there is growing demand for such services within the Aerospace and Defense sectors. SM&A’s growth strategy specifically addresses this trend.”

SM&A president and COO, Bennett Beaudry, said, “At most every meeting in Paris our clients expressed a strong interest in our ability to meet their increasing needs for seasoned knowledge workers. As a result, we expect to deploy greater numbers of our people in support of our clients’ proposal development as well as in support of their complex program implementation requirements, especially program start-ups and critical milestones.”

Cathy Wood, SM&A executive vice president and CFO, said, “Strong sector trends during the first six months of 2003, along with the increasing visibility we have into the remainder of the year, enable us to raise our 2003 revenue expectations for the second time this year. As a result of greater forecasted program support demand, we believe that the fourth quarter will be stronger than the third.”

SM&A also reported that it had an average of 188 employees in the field supporting clients in May 2003 compared to 150 in May 2002, a 25% increase. The deployed average for the first two months of the second quarter is 196 compared to 154 in 2002.

About SM&A

SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed more than 600 proposals worth more than $222 billion for its clients and has achieved an 86% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various risks and uncertainties. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 and the 10-Q for the period ended March 31, 2003 for additional information regarding risks affecting the Company’s financial condition and results of operations.